Exhibit 99.1

Contacts:

Investors:  Griffin Murray, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissCom Partners, Inc. 415-362-5018, carolyn@weisscom.net

InterMune Announces Executive Management Changes

Brisbane, Calif., August 17, 2004 — InterMune, Inc. (Nasdaq: ITMN) today announced changes to the Company’s executive management team.  Recent additions to the InterMune executive team are Tom Kassberg, Senior Vice-President (SVP) of Business Development and Corporate Strategy; Robin Steele, SVP, General Counsel and Corporate Secretary; and Howard Simon, SVP of Human Resources and Associate General Counsel.   In addition, the Company announced the resignation of Sharon Surrey-Barbari, Chief Financial Officer (CFO) and SVP of Finance and Administration, who is leaving the Company to pursue other opportunities. Bennett L. Weintraub has been appointed to serve as interim CFO.

“When I joined InterMune last year we stated our goal to become leaders in the development and commercialization of innovative therapies for hepatology and pulmonology,” stated Dan Welch, InterMune’s CEO and President. “To achieve that goal we had to make significant changes to the leadership and management of InterMune. These three senior executives bring significant experience in building and growing successful companies.”

Tom Kassberg brings over 16 years of experience in business development and commercial functions to the role of SVP of Business Development and Corporate Strategy. Mr. Kassberg joins InterMune from Plexxikon Inc., a biotech company he co-founded in December 2000, where he served as Vice President of Business and Corporate Development.  From 1996 to 1999, Mr. Kassberg worked as Senior Director, Business Development at SUGEN Inc., and later as Senior Director, Corporate Licensing for Pharmacia, Inc. following the acquisition of SUGEN by Pharmacia in August 1999.  Mr. Kassberg began his career at Bristol-Myers Squibb Company, where he served in various commercial functions, including strategic planning, financial analysis, business development and managed care sales. Mr. Kassberg holds a Masters in Management degree from Northwestern University.

Robin Steele has served as InterMune’s Acting General Counsel since May 2004. From 1998 to 2003, Ms. Steele worked at Elan Pharmaceuticals, Inc., most recently as Vice President, Commercial and Legal Affairs. During her tenure at Elan Ms. Steele provided legal support for over 15 marketed pharmaceutical products and was actively involved in Elan’s in-licensing, partnering, co-promotion and acquisition activities. Prior to joining Elan, Ms. Steele was in private practice and served as outside counsel to a variety of life science and technology based companies in the Bay Area. Ms. Steele holds a B.A. in Biology from University of Colorado, Boulder, a J.D. from Hastings College of the Law, University of California, San Francisco, and an LL.M. in Taxation from New York University School of Law.

Howard A. Simon joined InterMune in May 2004 as Senior Vice President of Human Resources and was recently appointed Associate General Counsel.  Mr. Simon joined InterMune from ABD Insurance and Financial Services, where he was SVP, Human Resources & Associate Counsel. Prior to ABD, Mr. Simon was the principal in HR & Employment Law Solutions, a consulting firm specializing in the biotechnology industry. He served as Vice President, Human Resources at Maxygen, Inc. from 1999 to 2002. Prior to his in-house and consulting roles, Mr. Simon spent many years in major San Francisco law firms as a partner in employment law representing clients in the life sciences and other industries. He holds an undergraduate degree from UC Berkeley, a law degree from the Boalt Hall School of Law (UC Berkeley), and a Master’s Degree from the Graduate Theological Union of Berkeley. He also is a certificated Senior Human Resources Professional.

Bennett L. Weintraub has acted as a financial and business consultant for investors and technology start-ups since 2003. Previously, Mr. Weintraub served as CFO at Valentis, Inc. where he managed all aspects of finance and administration from 1998 until 2002.

Prior to Valentis, Mr. Weintraub was CFO of Technology Modeling Associates. Mr. Weintraub holds an M.B.A. from the Harvard Graduate School of Business Administration.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology.  The Company has a broad and deep late-stage product portfolio addressing hepatitis C virus infections (HCV) and idiopathic pulmonary fibrosis (IPF).  Leading the hepatology portfolio is the DIRECT trial, a Phase III study of daily Infergen plus ribavirin, and a Phase II trial of daily Infergen plus Actimmune for the treatment of HCV patients who do not respond to standard therapy.  The pulmonology portfolio includes pirfenidone and Actimmune.  Pirfenidone is being developed for the treatment of IPF and for the treatment of Hermansky-Pudlak Syndrome.  Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF.  For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2004 and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.

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